Exhibit 99.1

COMPUTER HORIZONS REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
Company Positioned for Growth and Profitability in 2006

MOUNTAIN LAKES, N.J., March 13 /PRNewswire-FirstCall/ -- Computer Horizons Corp. (Nasdaq: CHRZ), a strategic solutions and professional services company, today announced its financial results for the fourth quarter and full year ended December 31, 2005.

Financial Highlights and Update on Strategic Alternatives Review

In October of 2005, CHC shareholders elected a new Board, which appointed two new senior executives to lead the management team: Dennis J. Conroy, president and chief executive officer, and Brian A. Delle Donne, executive vice president and chief operating officer.  The new team concentrated during the fourth quarter on completing and addressing fiscal 2005 activities, and on repositioning CHC for improved performance in 2006.

Mr. Conroy commented, “Results for 2005, a year of turmoil for CHC with many external distractions, were not what any of us would have liked.  However, with a sound balance sheet and the recognition of restructuring costs and special charges behind us and, in front of us, the growing impact of our realignment initiatives and a brighter outlook for IT spending, we are increasingly optimistic. We expect a return to modest growth and profitability during 2006 and beyond. On a parallel track, we continue our work with Jefferies Broadview to explore all appropriate strategic alternatives to maximize value for the Company and all its constituencies.  We have made significant headway.  We are reviewing expressions of interest from various parties, and will continue to keep you apprised as this process unfolds.”

CHC recorded consolidated revenues for the fourth quarter of 2005 of $65.8 million, a three percent decrease from the fourth quarter of 2004.  The Company reported a net loss of $39.5 million, or $(1.24) per share, for the fourth quarter of 2005, compared with a net loss of $24.3 million, or $(0.78) per share, in the comparable period of 2004.  The fourth quarter 2005 net loss includes special charges of $36.6 million, or $(1.15) per share, related to expenses from the 2005 proxy contest/change of control payments, restructuring expenses, a loss on the sale of investments and an increase in the valuation allowance established for deferred tax assets.  The fourth quarter 2004 net loss includes special charges of $24.1 million, or $(0.71) per share, primarily relating to the impairment of goodwill.  Gross margin for the fourth quarter of 2005 improved to 31.3 percent, up from 29.9 percent in the comparable period in 2004.

CHC recorded consolidated revenues for the full year 2005 of $268.8 million, a two percent increase over the comparable period in 2004.  The Company reported a net loss of $46.4 million, or $(1.48) per share, for the full year 2005, compared with a net loss of $25.2 million, or $(0.82) per share, in the comparable period of 2004.  Net loss for the full year of 2005 includes special charges of $41.8 million, or $(1.33) per share, related to expenses from the 2005 proxy contest/ change of control payments, restructuring expenses, a loss on the sale of investments, special expenses relating to the termination of the proposed merger with Analysts International and an increase in the valuation allowance established for deferred tax assets.  The net loss for the full year of 2004 included special charges of $23.1 million, or $(0.68) per share, primarily relating to the impairment of goodwill and restructuring charges.

Commenting on CHC’s financial position, Michael J. Shea, chief financial officer of Computer Horizons, said, “Our balance sheet remains healthy, with no debt and $51.4 million in working capital. SG&A expenses increased in the fourth quarter as a result of several non-recurring costs and I anticipate a reduction in SG&A in the first quarter of 2006. With the realignment initiatives implemented during the fourth quarter, I believe we’ve entered 2006 on solid footing and we should continue to see an improvement in our financials as the year progresses.”

Repositioning the Business

During the fourth quarter, the new CHC executive team conducted a review of the Company’s strategic and operational strengths and weaknesses, and formulated a plan for improved performance. Mr. Conroy commented, “We discovered at CHC a foundation of talent, brand recognition and service offerings that enjoy rising market demand. We also discerned a need for: clearer, measured accountabilities; strengthened standards of performance; more sharply focused and clearly articulated service offerings; closer collaboration between sales and delivery; and, realigned goals and incentives.”

As announced on December 1, 2005, CHC repositioned its Commercial Services unit to implement a set of strategic and tactical initiatives that address the above requirements, while at the same time, streamlining operations to reduce redundancies and inefficiencies. Similarly, the Federal business unit completed a restructuring and rationalization of its services, while working to strengthen business development.  With these steps and its conversion to an unrestricted services provider, the Federal business is poised for growth in 2006. Chimes moves into 2006 with an expanded suite of services, stronger focus on sales and continued emphasis on customer service.  Mr. Conroy comments: “In all three businesses, we have put in place some new leaders at sales and operating levels, altered compensation programs to facilitate profitable growth, and selectively invested to support operations.”

The Company also took steps to lower operating overhead and recognized a related $1.5 million restructuring charge during the fourth quarter.  CHC expects an approximate $4.2 million reduction in annual costs, which is designed to deliver growth and profitability for 2006 and beyond.

Looking Forward

In light of the restructuring completed in the fourth quarter of 2005, the Company expects to report modest profitability in the first quarter of 2006.  For the full year 2006, the Company expects revenues to be in the range of $280 to $290 million.  Diluted earnings per share are expected to be in the range of $0.20 to $0.25 per share.

OPERATIONAL REVIEW BY BUSINESS SEGMENT

Condensed financial information is presented below for each of the Company’s business segments.  Total income /(loss) before income taxes excludes interest income/expense, amortization, and special charges / credit.  [See Reconciliation of Segments Income / (Loss) Before Income Taxes to Consolidated Income /(Loss) Before Income Taxes.]

(in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Revenues :
Commercial	$46,931	$50,179	$195,435	$191,096
Federal	11,175	11,647	44,980	48,339
Chimes	7,674	5,808	28,421	23,092

Total Revenues	65,780	67,634	268,836	262,527
Gross Profit :
Commercial	8,470	9,337	36,786	38,005
Federal	4,685	5,465	20,408	22,221
Chimes	7,456	5,419	27,483	21,696

Total Gross Profit	20,611	20,221	84,677	81,922
%	31.3%	29.9%	31.5%	31.2%
Operating Income :
Commercial	818	1,387	8,155	8,350
Federal	1,097	1,223	4,449	6,468
Chimes	1,585	203	5,801	1,420

Total Operating Income	3,500	2,813	18,405	16,238
%	5.3%	4.2%	6.8%	6.2%
Corporate Allocation :
Commercial	4,687	3,841	17,375	15,601
Federal	515	408	1,846	1,793
Chimes	860	493	2,848	2,065

Total Corporate Allocation	6,062	4,742	22,069	19,459
%	9.2%	7.0%	8.2%	7.4%
Total Income / (Loss) before Income Taxes :
Commercial	(3,869)	(2,454)	(9,220)	(7,251)
Federal	582	815	2,603	4,675
Chimes	725	(290)	2,953	(645)

Total Income / (Loss) before Income Taxes	$(2,562)	$(1,929)	$(3,664)	$(3,221)

%	-3.9%	-2.9%	-1.4%	-1.2%

Reconciliation of Segments Income/(Loss) Before Income Taxes to Consolidated Income / (Loss) Before Income Taxes
(in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Total Segment Income / (Loss) Before Income Taxes :	$(2,562)	$(1,928)	$(3,664)	$(3,220)

Adjustments :
Change of Control Charges	(13,247)	—	(13,247)	—
Special (charges) / credits	(1,236)		(5,728)	939
Write-off of assets	—	(910)	—	(910)
Restructuring Charges	(1,459)	(2,859)	(2,175)	(2,859)
Goodwill Impairment	—	(20,306)	—	(20,306)
Amortization of intangibles	(233)	(483)	(1,080)	(1,695)
Net Loss on Investments	(1,180)	—	(1,180)	—
Net interest income	269	29	822	234

Total adjustments	(17,086)	(24,529)	(22,588)	(24,597)

Consolidated Income / (Loss) Before Income Taxes	$(19,648)	$(26,457)	$(26,252)	$(27,817)

Highlights from the Commercial Sector

•

Revenues for the fourth quarter were $46.9 million, a six percent  decrease from the fourth quarter of 2004 and a decrease of five percent sequentially as the Company deemphasized certain underperforming parts of the business, and heightened its focus on more profitable services and relationships.

•	The Company was added to three new preferred vendor lists and renewed at several others during the fourth quarter of 2005.

•

Total billable headcount at the end of the fourth quarter of 2005 was approximately 1,730 an eight percent decrease from the fourth quarter of  2004 and down seven percent from the third quarter of 2005.

•	CHC’s Commercial business entered 2006 well-positioned for a return to profitability.

Highlights from the Federal Government Sector

•

Revenues for the fourth quarter were $11.2 million, a four percent decrease over the comparable period in 2004 and an increase of three percent over the third quarter of 2005.  The year-over-year revenue decrease is attributable to the transition of restricted contracts.  As previously announced, RGII anticipates the return to strong organic growth in 2006.

•

During the fourth quarter, RGII was awarded several multiple year contracts totalling over $16.4 million by the Dept. of the Navy - Naval Medical Information Management Center (NMIMC), and the Technology Management, Integration and Standards (TMI&S) Directorate.  RGII also supported a Hurricane Katrina relief project from its call center in Oklahoma City, OK which contributed over $1 million in revenue.

•	Funded backlog as of December 31, 2005 for RGII was approximately $15.7 million and contracted (unfunded) backlog approximated $118.7 million.

Chimes, Inc. Highlights

•	Chimes reported $7.7 million in revenue for the fourth quarter of 2005, a 32 percent increase from the comparable period in 2004, and a four percent increase from the third quarter of 2005.

•	Two new customer implementations took place during the fourth quarter, through Chimes’ Strategic Alliance partners.

•	Chimes expanded business at several existing customers.

•	Chimes pre-tax bottom-line results significantly improved, from a loss of $(300,000) in the fourth quarter of 2004 to income of over $700,000 in the fourth quarter of 2005.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) provides professional information technology (IT) services to a broad array of vertical markets, including financial services, healthcare, pharmaceutical, telecom, consumer packaged goods, as well as the Federal government, through its wholly-owned subsidiary, RGII Technologies, Inc. CHC’s wholly-owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions. For more information on Computer Horizons, visit http://www.computerhorizons.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, but not limited to, risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost reduction initiatives, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

Corporate Contacts:
David Reingold/Lauren Felice
Investor Relations, Marketing
Computer Horizons Corp.
(973) 299-4105/4061
dreingold@computerhorizons.com
lfelice@computerhorizons.com

COMPUTER HORIZONS CORP. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited - In thousands, except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Revenues
Commercial	$46,931	$50,179	$195,435	$191,096
Federal	11,175	11,647	44,980	48,339
Chimes	7,674	5,808	28,421	23,092

Total	65,780	67,634	268,836	262,527
Direct Costs	45,169	47,413	184,159	180,606

Gross Profit	20,611	20,221	84,677	81,921
Selling, General & Admin.	23,173	22,149	88,341	85,141
Change of Control Charges	13,247	—	13,247	—
Special Charges /(Credits)	1,236
Restructuring Charges	1,459	2,859	2,175	2,859
Write-off of assets	—	910	—	910
Goodwill impairment	—	20,306	—	20,306
Amortization of Intangibles	233	483	1,080	1,695

Income / (Loss) from Operations	(18,737)	(26,486)	(25,894)	(28,051)
Loss on Investments	(1,180)	—	(1,180)	—
Net Interest Income	269	29	822	234

Income / (Loss) Before Income Taxes	(19,648)	(26,457)	(26,252)	(27,817)
Income (Taxes) / Benefit	(19,808)	2,210	(20,168)	2,690
Minority Interest	—	(23)	—	(45)

Net Income / (Loss)	$(39,456)	$(24,270)	$(46,420)	$(25,172)

Earnings / (Loss) per share - Basic and Diluted	$(1.24)	$(0.78)	$(1.48)	$(0.82)

Weighted Average Number of Shares Outstanding - Basic and Diluted	31,757,000	31,061,000	31,399,000	30,870,000

COMPUTER HORIZONS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Unaudited - In thousands)

	December 31, 2005	December 31, 2004

ASSETS
Current Assets :
Cash and cash equivalents*	$46,365	$33,649
Accounts receivable, less allowance for doubtful accounts	48,124	51,322
Deferred income taxes	—	1,868
Refundable income taxes	6,430	4,088
Other receivables	—	1,443
Prepaid expenses and other	4,108	4,107

Total Current Assets	105,027	96,477
Property and equipment, net	5,065	5,995
Other assets - net :
Goodwill	27,625	27,625
Intangibles	1,938	3,253
Deferred income taxes	—	17,698
Other assets	3,687	8,036

Total Assets	$143,342	$159,084

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities :
Accounts payable*	$36,252	$7,615
Accrued payroll, payroll taxes and benefits	10,548	8,489
Income taxes payable	1,150	1,377
Restructuring reserve	1,668	3,351
RGII contingency payment	—	1,851
Other accrued expenses	4,005	4,912

Total Current Liabilities	53,623	27,595
Deferred compensation	2,468	2,633
Change of Control Payable	2,938	—
Supplemental executive retirement plan	—	2,162
Other liabilities	286	913

Total Liabilities	59,315	33,303
Shareholders’ Equity :
Common stock	3,315	3,315
Additional paid in capital	148,083	151,281
Accumulated comprehensive loss	(642)	(2,200)
Retained earnings / (deficit)	(60,491)	(14,072)

	90,265	138,324
Less treasury shares	(6,238)	(12,543)

Total Shareholders’ Equity	84,027	125,781
Total Liabilities and Shareholders’ Equity	$143,342	$159,084

* Cash and cash equivalents at December 31, 2005 and December 31, 2004 include approximately $29.4 million and $2.1 million, respectively, of cash to be disbursed to Chimes vendors (i.e., Accounts Payable) in accordance with the client payment terms.

COMPUTER HORIZONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited - In thousands)

	Dec. 31, 2005	Dec. 31, 2004

Cash flows from operating activities
Net income / (loss)	$(46,420)	$(25,172)

Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Deferred taxes	19,567	(1,254)
Depreciation	4,181	4,821
Amortization of intangibles	1,080	1,695
Provision for bad debts	1,632	969
Loss on Investments	1,264	—
Gain on sale of assets	(327)	—
Goodwill impairment charge	—	20,306
Write-off of assets	—	910
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	1,566	(696)
Other receivables	1,443	(1,040)
Prepaid expenses and other current assets	(1)	254
Other assets	4,349	(245)
Refundable income taxes	(2,342)	(4,088)
Accrued payroll, payroll taxes and benefits	2,060	(49)
Accounts payable	28,637	(1,072)
Income taxes payable	(227)	134
RGII contingency payments	(1,851)	1,221
Other accrued expenses and restructuring reserve	(2,590)	582
Change of control payable	2,938	—
Deferred compensation	(165)	530
Supplemental executive retirement plan	(2,162)	480
Other liabilities	(627)	317

Net cash provided by / (used in) operating activities	12,005	(1,397)

Cash flows from investing activities
Proceeds from sale of assets	562	—
Purchases of furniture and equipment	(3,252)	(2,050)
Acquisitions, net of cash acquired	—	(14,714)
Acquisition of goodwill	—	(2,461)

Net cash provided by / (used in) investing activities	(2,690)	(19,225)

Cash flows from financing activities
Stock options exercised	2,440	774
Stock issued on employee stock purchase plan	667	623

Net cash provided by / (used in) financing activities	3,107	1,397

Foreign currency gains/ (losses)	294	264

Net increase/ (decrease) in cash and cash equivalents	12,716	(18,961)
Cash and cash equivalents at beginning of year	33,649	52,610

Cash and cash equivalents at end of period	$46,365	$33,649

SOURCE  Computer Horizons Corp.
          -0-                                        03/13/2006
          /CONTACT:  David Reingold, +1-973-299-4105, dreingold@computerhorizons.com, or Lauren Felice, +1-973-299-4061, lfelice@computerhorizons.com, both of Computer Horizons Corp./
          /First Call Analyst: /
          /FCMN Contact: lfelice@computerhorizons.com /
          /Web site:  http://www.computerhorizons.com /
          (CHRZ)